UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2006

PRO-PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-32877	04-3562325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

189 Wells Avenue, Newton, Massachusetts	02459
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 559-0033

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On February 14, 2006, Pro-Pharmaceuticals, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the purchasers named therein (the “Purchasers”) pursuant to which it has agreed to issue and sell in a private placement (the “Private Placement”) to the Purchasers (a) $10,000,000 aggregate principal amount of 7% Convertible Debentures (the “Debentures”) due February 14, 2008 convertible at any time into shares of the Company’s common stock, par value $.001 per share, (the “Common Stock”), at a price of $3.35 per share, subject to adjustment (the “Conversion Price”), and (b) warrants to purchase an aggregate of approximately 1.5 million shares of the Common Stock (the “Warrants”) at an exercise price of $3.35 per share, subject to adjustment (the “Exercise Price”). The initial Conversion Price and Exercise Price equals 110% of the closing price of the Common Stock on the American Stock Exchange on the date of the Purchase Agreement.

Terms of the Purchase Agreement

The Purchase Agreement requires, among other things, that the Company (i) enter into a Registration Rights Agreement with the Purchasers (the “Registration Rights Agreement”) pursuant to which it agrees to register the shares of Common Stock issuable upon conversion or redemption of the Debentures (respectively, “Conversion Shares” and “Redemption Shares”), as interest payable on the Debentures (“Interest Shares”), and upon exercise of the Warrants (the “Warrant Shares”, and, together with the Conversion Shares, Redemption Shares and Interest Shares, the “Underlying Shares”), and (ii) deliver agreements of holders of at least 40% of the outstanding Common Stock to vote in favor of all transactions contemplated by the Purchase Agreement, including issuance of an aggregate of Underlying Shares in excess of 19.99% of the issued and outstanding Common Stock (the “Issuable Maximum”) on the date of the Private Placement, such that, together with sufficient votes in favor of such transactions and the issuance of the Underlying Shares as the Company may receive from other holders of Common Stock, the requirements of the American Stock Exchange for approval by shareholders would be met (“Shareholder Approval”). The Purchase Agreement requires the Company to seek Shareholder Approval.

Each Purchaser is entitled to purchase, upon any issuance by the Company of Common Stock, or of securities exercisable, convertible or exchangeable for shares of Common Stock (“Common Stock Equivalents”), effected within 24 months after the Closing, such Purchaser’s pro rata share of such financing, up to an aggregate for all Purchasers equal to the lesser of 100% of the subsequent financing or the aggregate of the original principal amount of all Debentures. The Purchase Agreement also contains restrictions, including timing and terms, on future issuances of Common Stock and Common Stock Equivalents.

The foregoing summary is qualified in its entirety by reference to the Purchase Agreement which is attached hereto as Exhibit 10.1 to this report and incorporated herein by reference.

Terms of the Debentures

The Debentures are convertible at any time at the option of the holder into shares of Common Stock at the Conversion Price, subject to adjustments for (a) stock splits, stock dividends, combinations, reclassifications, mergers, consolidations, distributions of assets or evidence of indebtedness, sales or transfers of substantially all assets, share exchanges or similar events, and (b) dilutive issuances of Common Stock or Common Stock Equivalents at an effective price per share that is lower than the then Conversion Price, such adjustment to result in a full-ratchet reduction of the Conversion Price to such price per share.

The Debentures require payment of interest on the outstanding principal amount at the rate of 7% per annum beginning July 1, 2006 and thereafter at each monthly redemption of principal, each conversion, and the maturity date of the Debentures, in cash or shares of Common Stock (provided that the Company shall have received Shareholder Approval for interest paid in shares in excess of the Issuable Maximum). Interest paid in shares of Common Stock is paid at the lesser of the then Conversion Price or the average of the 5 lowest volume weighted average prices (“VWAP”) the Common Stock on the American Stock Exchange during the 20 consecutive trading days immediately prior to the interest payment date.

The Company is required to redeem the Debentures in 18 equal monthly installments beginning August 1, 2006. The monthly redemption amounts must be paid in cash or shares of Common Stock, provided that the Company shall have received Shareholder Approval for redemption payments payable in shares in excess of the Issuable Maximum. Redemptions paid in shares must be paid at a price equal to the lesser of the then Conversion Price or 90% of the average of the 5 lowest VWAPs for the 20 consecutive trading days prior to the redemption payment. The Company may not redeem the Debentures in shares unless certain conditions are met, some of which are that the Company has timely paid all amounts due under the Debentures, no other specified event of default under the Debentures has occurred, and that the Underlying Shares are registered. Events of default under the Debentures include payment defaults or other failure to observe or perform agreements under the Debentures within specified cure periods, breaches of or material misrepresentations in the other transaction documents or any other material obligation of the Company, ineligibility of the Common Stock for trading beyond certain periods, the Company becomes a party to a change of control or fundamental transaction in the nature of a merger, consolidation, or acquisition of at least 40% of its assets, failure to have an effective Registration Statement within 180 days after the closing, and entry of any monetary judgment against the Company for more than $250,000. If any event of default occurs, all amounts owing under the Debenture shall become, at the holder’s election, immediately due and payable in an amount that equals the sum of (i) the greater of (A) 130% of the outstanding principal amount of the Debenture, plus all accrued and unpaid interest, or (B) the outstanding principal amount of the Debenture, plus all accrued and unpaid interest, divided by the Conversion Price in effect on the date such amount is either demanded or otherwise due, or paid in full, whichever has a lower Conversion Price, multiplied by the VWAP on the date the default amount is either demanded or otherwise due, or paid in full, whichever has a higher VWAP, and (ii) all other amounts due in respect of the Debenture.

As long as least 10% in original principal amount of Debentures remains outstanding, the Company may not take certain actions, including incurrence of indebtedness beyond stated limits, amendments of governance documents, payments of dividends or distributions, and repurchases of more than a de minimis number of shares of Common Stock or Common Stock Equivalents.

The foregoing summary is qualified in its entirety by reference to the form of the Debentures which is attached hereto as Exhibit 4.1 to this report and incorporated herein by reference.

Terms of the Warrants

The Warrants are exercisable in cash to purchase Warrant Shares beginning the 181st day after, and until the fifth anniversary, of the date of issue. The Exercise Price may be paid pursuant to a cashless exercise provision if the Warrant Shares have not been registered within a year after the Warrants are issued. If the Warrants are exercised in full at the initial Exercise Price, the Company would receive aggregate proceeds of approximately $5.31 million. The Exercise Price of the Warrants shall be adjusted in the event (a) stock splits, stock dividends, combinations, reclassifications, mergers, consolidations, distributions of assets or evidence of indebtedness, sales or transfers of substantially all assets, share exchanges or similar events, and (b) dilutive issuances of Common Stock or Common Stock Equivalents at an effective price per share that is lower than the then Exercise Price, such adjustment to result in a full-ratchet reduction of the Exercise Price to such price per share.

The foregoing summary is qualified in its entirety by reference to the form of the Warrant which is attached hereto as Exhibit 4.2 to this report and incorporated herein by reference.

Registration Rights Agreement

The Registration Rights Agreement requires the Company to file the Registration Statement with the SEC within 30 calendar days after the closing of the Private Placement for the purpose of registering the resale of the Underlying Shares. The Company is required to use its commercially reasonable best efforts to cause the Registration Statement to become effective by the 60th calendar day following the closing (or the 120th calendar day in the event case of a “full review” by the SEC), and to use its best efforts to keep the Registration Statement continuously effective until the expiration of the Effectiveness Period (as defined in the Registration Rights Agreement). If the Company fails to comply with these or certain other provisions, or if after the effectiveness the Registration Statement ceases to be effective for a period in excess of permitted blackout periods (as defined in the Registration Rights Agreement), then the Company shall be required to pay each holder 2% of the aggregate principal amounts of Debentures then held by such holder on a monthly basis until the Registration Statement is filed and declared effective or securities are permitted to be resold thereunder. In addition, the Investors are entitled to certain limited “piggy back” registration rights.

The foregoing summary is qualified in its entirety by reference to the Registration Rights Agreement which is attached hereto as Exhibit 4.3 to this report and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See disclosure under Item 1.01 of this report with respect to the Debentures.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

See disclosure under Item 1.01 of this report.

The Company issued the Debentures and Warrants in a private placement transaction pursuant to Section 4(2) and Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and in reliance on similar exemptions under applicable state securities laws, to Purchasers who, based on their representations in the Purchase Agreement, the Company reasonably believed were “accredited investors,” as defined in Regulation D under the Securities Act. Rodman & Renshaw LLC, the Company’s placement agent in this transaction, received a fee of $550,000 (5.5% of the transaction value) and warrants exercisable until February 14, 2011, to purchase 5% of the shares of the Common Stock issued as a result of this transaction at an exercise price of $3.35, subject to adjustment.

Section 8 - Other Events

Item 8.01 Other Events

On February 15, 2006, the Company issued a press release announcing the entry into definitive agreements for the Private Placement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01- Exhibits

(d) Exhibits

4.1	Form of 7% Convertible Debenture dated February 14, 2006 between Pro-Pharmaceuticals, Inc. and each of the investors in the February 2006 private placement of debentures and common stock purchase warrants. issued to Investors

4.2	Form of Common Stock Purchase Warrant issued to each of the investors in the February 2006 private placement of debentures and common stock purchase warrants

4.3	Form of Registration Rights Agreement, dated as of February 14, 2006, between Pro-Pharmaceuticals, Inc. and each of the investors in the February 2006 private placement of debentures and common stock purchase warrants

10.1	Securities Purchase Agreement, dated as of February 14, 2006, between Pro-Pharmaceuticals, Inc. and each of the investors in the February 2006 private placement of debentures and common stock purchase warrants

99.1	Press Release issued by Pro-Pharmaceuticals, Inc. dated February 15, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRO-PHARMACEUTICALS, INC.

By:	/s/ Carl Lueders
Carl Lueders
Chief Financial Officer

Date: February 15, 2006

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of 7% Convertible Debenture dated February 14, 2006 between Pro-Pharmaceuticals, Inc. and each of the investors in the February 2006 private placement of debentures and common stock purchase warrants. issued to Investors

4.2	Form of Common Stock Purchase Warrant issued to each of the investors in the February 2006 private placement of debentures and common stock purchase warrants

4.3	Form of Registration Rights Agreement, dated as of February 14, 2006, between Pro-Pharmaceuticals, Inc. and each of the investors in the February 2006 private placement of debentures and common stock purchase warrants

10.1	Securities Purchase Agreement, dated as of February 14, 2006, between Pro-Pharmaceuticals, Inc. and each of the investors in the February 2006 private placement of debentures and common stock purchase warrants

99.1	Press Release issued by Pro-Pharmaceuticals, Inc. dated February 15, 2006